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TO BUSINESS EDITOR:                                              EXHIBIT (a)(17)

               COOKER RESTAURANT CORPORATION FURTHER EXTENDS AND
           ANNOUNCES CHANGES TO FINANCING FOR TENDER OFFER FOR UP TO
                      4,000,000 SHARES OF ITS COMMON STOCK

     WEST PALM BEACH, Fla., Sept. 17 /PR Newswire/ -- Cooker Restaurant Corporation (NYSE: CGR) announced today that it will further extend its Dutch Auction issuer tender offer to purchase for cash up to 4,000,000 shares of its issued and outstanding common stock without par value. The tender offer will now expire, unless further extended, at 5:00 p.m., New York City time, on Friday, September 25, 1998. The Company has been informed by the depositary that approximately 7,100,000 shares have been tendered through the close of business today.

     The Company stated that it was further extending the tender offer in order to provide more time to complete the financing arrangements necessary to consummate the tender offer and allow shareholders to consider the revised information relating to the financing for the tender offer in making a decision whether or not to tender shares in the offer. The Company announced that it had received commitments for asset-backed and mortgage financing from third party sources, which the Company believes are more favorable to the Company than the Sale-Leaseback Transactions that were described in the Company's Offer to Purchase, dated August 12, 1998. Revised information relating to the financing for the tender offer is contained in the Supplement to the Offer to Purchase, dated September 18, 1998, which is being distributed to the Company's shareholders.

     The Supplement to the Offer to Purchase will be mailed to shareholders of record of the Company's common stock and will also be made available for distribution to beneficial owners of such common stock.

     The dealer manager for the tender offer is Donaldson, Lufkin & Jenrette Securities Corporation (call collect: 212-892-3644) and the depositary and information agent is ChaseMellon Shareholder Services, L.L.C. (call toll free:
800-549-9249).

     To obtain a copy of the news release, call Dan DeWeever, 212-273-8293.

     CONTACT: Dan DeWeever, ChaseMellon Shareholder Services, L.L.C., 212-273-8293.